Exhibit 4.1

Execution Version

REGENCY CENTERS, L.P.

AND

REGENCY CENTERS CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

Trustee

Second Supplemental Indenture

Dated as of June 2, 2010

to

Indenture

Dated as of December 5, 2001

SECOND SUPPLEMENTAL INDENTURE, dated as of June 2, 2010 (the “Second Supplemental Indenture”), among REGENCY CENTERS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Issuer”), having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, REGENCY CENTERS CORPORATION, a corporation duly organized and existing under the laws of the State of Florida, having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, as guarantor (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor to Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

The Issuer, the Guarantor and the Trustee are parties to that certain Indenture, dated as of December 5, 2001 (the “Base Indenture”) as supplemented by the First Supplemental Indenture dated as of June 5, 2007 (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”), providing for the issuance from time to time of Securities.

Section 9.1(e) of the Indenture provides that, without the consent of any Holders, the Issuer and the Trustee may enter into an indenture supplemental to change any of the provisions of the Indenture with regard to Securities issued on or after the date of such change.

All the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of all series of Securities created on or after the date of this Second Supplemental Indenture (the “Affected Securities”), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)        Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture.

The following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Affected Securities” has the meaning specified in the recitals hereof.

“First Supplemental Indenture” has the meaning specified in the recitals hereof.

“Indenture” has the meaning specified in the recitals hereof.

“Second Supplemental Indenture” has the meaning specified in the introductory paragraph hereof.

ARTICLE II

AMENDMENTS

Section 2.1. Limitations on Incurrence of Indebtedness. The definition of “Total Unencumbered Assets” set forth in Section 10.8(e) of the Indenture, which is provided for in Section 2.1(e) of the First Supplemental Indenture, is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Total Unencumbered Assets” means those assets within Total Assets that are not subject to an Encumbrance; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of Section 10.8(d) of the Indenture, all investments in any Person that is not consolidated with the Issuer for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

Section 2.2. Waiver of the Corporate Seal. For the purposes of the Affected Securities, it is agreed that the corporate seal of the general partner referred to in Section 3.3 of the Indenture shall not be required to be affixed to the Affected Securities for the Affected Securities to be duly and validly issued pursuant to the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.3. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

REGENCY CENTERS, L.P.

By: REGENCY CENTERS CORPORATION Its General Partner

By: /s/ Bruce M. Johnson
Name: Bruce M. Johnson
Title: Executive Vice President and Chief Financial Officer

REGENCY CENTERS CORPORATION

By: /s/ Bruce M. Johnson
Name: Bruce M. Johnson
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ K. Wendy Kumar
Name: K. Wendy Kumar
Title: Vice President

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